Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Third Quarter Ended June 30, 2022

McLean, VA, July 27, 2022: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its third fiscal quarter ended June 30, 2022. Please read the Company’s Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the Investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	June 30, 2022	March 31, 2022	Change	% Change
Total investment income	$13,784	$17,260	$(3,476)	(20.1)%
Total expenses, net of credits	(6,837)	(8,565)	1,728	(20.2)

Net investment income	6,947	8,695	(1,748)	(20.1)
Net investment income per common share	0.2025	0.25	(0.0475)	(19.0)
Cash distribution per common share	0.2025	0.195	0.0075	3.8
Net realized gain (loss)	(8,149)	233	(8,382)	NM
Net unrealized appreciation (depreciation)	(4,397)	(625)	(3,772)	603.5
Net increase (decrease) in net assets resulting from operations	(5,599)	8,303	(13,902)	(167.4)
Weighted average yield on interest-bearing investments	10.0%	10.2%	(0.2)%	(2.0)
Total invested	$67,282	$10,775	$56,507	524.4
Total repayments and net proceeds	6,292	50,858	(44,566)	(87.6)

As of:	June 30, 2022	March 31, 2022	Change	% Change
Total investments, at fair value	$586,462	$537,703	$48,759	9.1%
Fair value, as a percent of cost	99.3%	100.0%	(0.7)%	(0.7)
Net asset value per common share	$9.12	$9.49	$(0.37)	(3.9)

NM – not meaningful

Third Fiscal Quarter 2022 Highlights:

•	Portfolio Activity: Invested $48.7 million in three new portfolio companies and $18.6 million in existing portfolio companies. Received $6.3 million in repayments and net proceeds.

•	Portfolio Mix/Yields: Secured first lien assets rose to 75% of the portfolio, at cost, while maintaining a 10.0% weighted average yield on debt investments.

•	Portfolio Performance: Portfolio companies continued to perform well with no non-accrual investments.

•

Net Asset Value: $312.9 million or $9.12 per share, as of June 30, 2022. The decrease over the prior quarter was driven mainly by valuation adjustments associated with elevated market yields and reduced equity valuation multiples.

•	Debt to Equity: As of June 30, 2022, debt-to-equity ratio was a conservative 90.9%.

Third Fiscal Quarter 2022 Results:

Total investment income during the quarters ended June 30, 2022 and March 31, 2022 was $13.8 million and $17.3 million, respectively. Interest income decreased by $0.4 million, or 2.8%, quarter over quarter, due to a decrease in the weighted average yield on our interest-bearing investments from 10.2% during the quarter ended March 31, 2022 to 10.0% during the quarter ended June 30, 2022, as well as a slight decrease in the average principal balance of our interest-bearing investment portfolio of $8.3 million.

Other income decreased by $3.1 million, or 72.3%, quarter over quarter due to $3.2 million in success fees received in the prior quarter with no such similar payments in the current quarter. Other income of $1.2 million was comprised mainly of dividend distributions for the quarter ended June 30, 2022.

Total expenses decreased by 20.2% quarter over quarter, primarily due to a $1.0 million decrease in the net base management fee due to the Adviser due to an increase in portfolio company fee credits quarter over quarter. Such fee credits were driven by new deal origination fees received in conjunction with new deal fundings. Total expenses also decreased due to a $0.8 million decrease in net incentive fees driven by lower net investment income and a small incentive fee credit for the current quarter versus the prior quarter.

Net investment income for the quarter ended June 30, 2022 was $6.9 million, a decrease of 20.1%, as compared to the prior quarter, or $0.2025 per share.

The net decrease in net assets resulting from operations was $5.6 million, or $0.16 per share, for the quarter ended June 30, 2022, compared to the net increase in net assets resulting from operations of $8.3 million, or $0.24 per share, for the quarter ended March 31, 2022. The current quarter decrease was driven mainly by $12.5 million of net realized and unrealized losses for the quarter.

Subsequent Events: Subsequent to June 30, 2022, the following significant events occurred:

•	Distributions Declared: In July 2022, our Board of Directors declared the following monthly distributions to common stockholders for July, August, and September 2022:

Record Date	Payment Date	Distribution per Common Share
July 22, 2022	July 29, 2022	$0.0675
August 23, 2022	August 31, 2022	0.0675
September 22, 2022	September 30, 2022	0.0675

	Total for the Quarter	$0.2025

Comments from Gladstone Capital’s President, Bob Marcotte: “We had a strong quarter of net originations which lifted total investments to a new high-water mark and this trend is expected to continue in the current quarter. While investment income fell for the period with reduced exit fees, the portfolio growth and underlying performance combined with the recent uptick in LIBOR is expected to lift our core net interest income and enhance our earnings and potential common distributions in the coming quarters.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, July 28, 2022, at 8:30 a.m. EDT. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 4, 2022. To hear the replay, please dial (877) 660-6853 and use playback conference number 13730103. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended June 30, 2022, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.